JOINT STIPULATION OF SETTLEMENT AND RELEASE

This Joint Stipulation of Settlement and Release ("Stipulation of Settlement") is made and entered into by and between Plaintiffs Edgar Viceral and David Krueger ("Plaintiffs"), individually and on behalf of all others similarly situated, and Defendant Mistras Group, Inc. (“Defendant” or “Mistras”), and their respective counsel of record, with respect to the case Viceral and Krueger, et al. v. Mistras Group, Inc., et al., United States District Court, Northern District of California, Case No. 3:15-cv-02198-EMC, subject to the terms and conditions hereof and the Court's approval.

A.	Definitions
1."Administration Costs" means the actual and direct costs reasonably charged by the Settlement Administrator for its services in administering the Settlement, currently projected by the Parties not to exceed $45,940.35.
2."California Class" means all current and former hourly, non-exempt Technicians, Inspectors and Examiners employed by Defendants in California during the California Class Period. Members of the California Class are referred to herein as "California Class Members."
3."California Class Form" means the form notifying California Class Members of their Individual Work Weeks and estimated Individual Settlement Payment in substantially the form as Exhibit 1, attached hereto.
4."California Class Period" is the period beginning April 10, 2011 through the date of Final Approval.
5."California Class Released Claims" means all claims, demands, rights, liabilities and causes of action that were or could have been asserted in the Lawsuit (whether in tort, contract, or otherwise) for violation of the California Labor Code, the California Business & Professions Code, the Labor Code Private Attorneys General Act of 2004, the applicable Industrial Welfare Commission Wage Orders or any similar state or federal law, including but not limited to those based in any part on the FLSA, whether for unpaid wages, economic damages, non-economic damages, liquidated damages, punitive damages, restitution, penalties, other monies, or other relief arising out of, relating to, or in connection with any facts and/or claims pled in the class action complaints filed by Edgar Viceral and/or David Krueger, and/or in the Consolidated First Amended Class Action Complaint filed by Plaintiffs in the Lawsuit, which are or could be the basis of claims that Defendant failed to provide all wages and overtime wages due, failed to pay the minimum wage, failed to provide timely or accurate final paychecks, failed to timely pay compensation, engaged in recordkeeping violations, failed to provide accurate itemized wage statements, failed to provide meal breaks, failed to authorize and permit rest breaks, and/or engaged in unfair business practices based on the foregoing violations, at any times during the California Class Period up through the time of Final Approval.
6."California Percentage Share" means each California Class Member's Individual Work Weeks divided by the California Total Work Weeks.
7."California Settlement Allocation" means the portion of the Maximum Settlement Amount allocated to the California Class. The California Settlement Allocation is 65% of the Maximum Settlement Amount.

8."California Total Work Weeks" means the sum of all Individual Work Weeks for all California Class Members.
9."Claimants" means those California Class Members who do not submit an Exclusion Letter and those FLSA Class Members who elect to opt-in to this action pursuant to the FLSA, 29 U.S.C. §216(b) by cashing the check for the FLSA settlement award.
10."Class" means collectively the California Class and the FLSA Class. Members of the Class are referred to herein as "Class Members."
11."Class Counsel" means Plaintiffs' counsel, Schneider Wallace Cottrell Konecky Wotkyns LLP and Marlin & Saltzman, LLP.
12."Complaint" means the Consolidated First Amended Complaint filed in the Lawsuit on or about November 24, 2015.
13."Court" means the United States District Court, Northern District of California. "Defendant's Counsel" means the law firm of Littler Mendelson, P.C.

14.“Effective Date” means the latter of: (a) the date of final affirmance of an appeal of the Order and Final Judgment; (b) the date of final dismissal of any appeal from the Order and Final Judgment or the final dismissal of any proceeding on certiorari to review the Order and Final Judgment; (c) if objections to the Settlement are filed that are not subsequently withdrawn, and no appeal is filed, five days after the expiration date of the time for the filing or noticing of any appeal from the Order and Final Judgment; or (d) if no objections to the Settlement are filed, or if any objections are filed but subsequently withdrawn, the date the Court enters the Final Approval Order and Judgment.
15."Exclusion Letter" means a letter submitted by a California Class Member to the Settlement Administrator and postmarked by the Objection/Exclusion Deadline that includes the California Class Member's name and signature and the following statement or something similar to "I request to be excluded from the class action proceedings taking place in the matter of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., United States District Court, Northern District of California, Case No. 3:15-cv-02198-EMC "
16."Fee and Expense Award" means such award of fees and expenses as the Court may authorize to be paid to Class Counsel for the services they have rendered and will render to Plaintiffs and the Class in the Lawsuit. The Fee and Expense Award will not exceed 33⅓% of the Maximum Settlement Amount, which is Two Million Dollars ($2,000,000.00), plus Class Counsel's actual out-of-pocket expenses in prosecuting this Lawsuit, which are currently estimated at $42,000.00 .
17."Final Approval" means that the Final Approval Order and Judgment have been entered by the Court.
18."Final Approval Order" means the Order Granting Final Approval of Class Settlement, which shall be submitted with the motion for final approval.
19."FLSA Class" means all current and former hourly, non-exempt Technicians, Inspectors and Examiners who were employed by Defendants in the United States during the FLSA Class Period. Members of the FLSA Class are referred to herein as "FLSA Class Members."
20."FLSA Class Period" is the period beginning April 10, 2012 through the date of Final Approval.
21."FLSA Class Released Claims" means all claims, demands, rights, liabilities and causes of action that were or could have been asserted in the Lawsuit (whether in tort, contract, or otherwise) for violation of the Fair Labor Standards Act whether for unpaid wages, economic damages, non-economic damages, liquidated damages, punitive damages, restitution, penalties, other monies, or other relief arising out of, relating to, or in connection with any facts and/or claims pled in the class action complaints filed by Edgar Viceral and/or David Krueger, and/or in the Consolidated First Amended Class Action Complaint filed by Plaintiffs in the Lawsuit, which are or could be the basis of claims that Defendant failed to provide all wages and overtime wages due, failed to pay the minimum wage and/or engaged in recordkeeping violations, at any time during the FLSA Class Period.
22.“FLSA Class Form" means the form notifying FLSA Class Members of their Individual Work Weeks and estimated Individual Settlement Payment in substantially the form as Exhibit 2, attached hereto.
23."FLSA Percentage Share" means each FLSA Class Member's Individual Work Weeks divided by the FLSA Total Work Weeks, as applicable.
24."FLSA Settlement Allocation" means the portion of the Maximum Settlement Amount allocated to the FLSA Class. The FLSA Settlement Allocation is 35% of the Maximum Settlement Amount.
25."FLSA Total Work Weeks" means the sum of all Individual Work Weeks for all FLSA Class Members.
26."Individual Settlement Payment" means the portion of the Net Settlement Proceeds distributable to each Claimant.
27."Individual Work Weeks" means weeks of employment for each Class Member as reflected by Defendant's corporate and business records, exclusive of leaves of absence, during the applicable class period. Approximations and averages will be used to cover periods where data is missing or otherwise not available.
28."Judgment" means the form of Judgment entered in the Lawsuit by the Court which shall be submitted with the motion for final approval.
29."Lawsuit" means the case Viceral and Krueger, et al. v. Mistras Group, Inc., et al., United States District Court, Northern District of California, Case No. 3:15-cv-02198-EMC.
30."Maximum Settlement Amount" means the maximum amount of Six Million Dollars ($6,000,000.00) that Defendant shall pay as a result of this Stipulation of Settlement.
31."Mediator" means Mark S. Rudy, Esq.

32."Net Settlement Proceeds" means the Maximum Settlement Amount less the Fee and Expense Award, the Service Payments, the PAGA Payment and Administration Costs, as approved and awarded by the Court.
33."Notice Packet" means the Notices, California Class Form, and FLSA Class Form, as applicable.

34."Objection/Exclusion Deadline" means the date forty five (45) days following the date on which the Settlement Administrator first mails the Notice Packet to the California Class Members.
35."PAGA Payment" means the sum of Twenty Thousand Dollars ($20,000.00) allocated from the Maximum Settlement Amount. Seventy-five percent (75%) of these monies, i.e., Fifteen Thousand Dollars ($15,000), shall be allocated from the Maximum Settlement Amount to pay all applicable penalties under PAGA to the Labor and Workforce Development Agency ("LWDA"); the remainder, i.e., Five Thousand Dollars ($5,000), shall be included in the California Settlement Allocation.
36."Parties" means Plaintiffs, the California Class, the FLSA Class and Defendant, collectively.
37."Payroll Taxes" means the employer's portion of FICA, FUTA, and all other state and federal payroll taxes.
38."Preliminary Approval" means that the Court has entered an order preliminarily approving the terms and conditions of this Stipulation of Settlement, including the manner of providing notice to Class Members.
39."Released Parties" means Defendant Mistras Group, Inc., its past or present successors and predecessors in interest, subsidiaries, affiliates, parents, officers, directors, shareholders, employees, agents, principals, heirs, representatives, accountants, auditors, consultants, insurers and reinsurers, and their respective successors and predecessors in interest, subsidiaries, affiliates, parents and attorneys.
40."Service Payment" means the sums paid to Named Plaintiffs Edgar Viceral and David Krueger in recognition of their efforts in obtaining the benefits of the Settlement. The Service Payment to Plaintiff Edgar Viceral shall not exceed Seven Thousand Five Hundred Dollars ($7,500.00). The Service Payment to Plaintiff David Krueger shall not exceed One Thousand Dollars ($1,000.00).
41."Settlement" means the terms and conditions set forth in this Stipulation of Settlement.
42."Settlement Administrator" means Simpluris or such other entity which the Parties mutually agree shall serve as Settlement Administrator.
B.General
1.On April 13, 2015, Plaintiff Edgar Viceral filed a class action complaint against Defendant Mistras Group, Inc. in the San Francisco County Superior Court, entitled Edgar Viceral, et al. v. Mistras Group, Inc., et al., No. CGC-15-545291. (Cal. Super. Ct., San Francisco filed Apr. 13, 2015) (“Viceral”). Defendant removed the Viceral action to the United States District Court for the Northern District of California on May 15, 2015, pursuant to federal question jurisdiction.
2.On April 10, 2015, Plaintiff David Krueger filed a related class action complaint against Defendant Mistras Group, Inc. in the Kern County Superior Court, entitled David Krueger, et al. v. Mistras Group, Inc.et al., No. S-1500-CV-284570 (Cal. Super. Ct., Kern filed Apr. 10, 2015) (“Krueger”). Defendant also removed the Krueger action to federal court, the United States District Court for the Eastern District of California, pursuant to the Class Action Fairness Act, 28 U.S.C. section 1332(d).
3.The Parties in both actions met and conferred to coordinate the action. The Parties agreed that Krueger would be combined with Viceral before the Northern District of California by way of filing this Consolidated First Amended Complaint in Viceral and adding the Krueger parties, claims, and counsel. The Krueger Plaintiffs requested dismissal of the Krueger action before the Eastern District by way of a stipulation. On September 9, 2015, the Krueger Court granted the Krueger Parties’ stipulated request for dismissal and dismissed the case. Thereafter, on November 24, 2015, Plaintiffs filed a Consolidated First Amended Complaint in this matter.
4.Separate and apart from Plaintiffs’ class claims, on May 15, 2015, Plaintiff David Krueger filed a complaint against Defendant Mistras Group Inc., in Kern County Superior Court, entitled David Krueger, Individually, v. Mistras Group, Inc., et al., No. BCV-15-100064 (“Krueger Individual Lawsuit”). On June 30, 2015, Defendant also removed this lawsuit to the United States District Court for the Eastern District of California based on diversity jurisdiction.
5.After Defendant answered the Complaint, the Parties agreed to exchange informal discovery and participate in a mediation. Following additional settlement negotiations spearheaded by the Mediator after mediation, the Parties reached a settlement, which is memorialized in this Stipulation of Settlement.

6.Defendant denies any liability and wrongdoing of any kind associated with the claims alleged in the Lawsuit, and further denies that the Lawsuit is appropriate for collective or class treatment for any purpose other than this Settlement. Defendant contends, among other things, that it has complied at all times with the Fair Labor Standards Act, the California Labor Code, the Industrial Welfare Commission Wage Orders, and the California Business and Professions Code.
7.Plaintiffs believe that the Lawsuit is meritorious and that class and collective certification is appropriate.
8.Class Counsel has conducted a thorough investigation into the facts of the Lawsuit, including informal discovery, a review of company documents and interviews with Class Members and depositions of 30(b)(6) witnesses. Class Counsel is knowledgeable about and has done extensive research with respect to the applicable law and potential defenses to the claims of the Class. Class Counsel has diligently pursued an investigation of the Class Members' claims against Defendant. Based on the forgoing data and on their own independent investigation and evaluation, Class Counsel is of the opinion that the settlement with Defendant for the consideration and on the terms set forth in this Stipulation of Settlement is fair, reasonable, and adequate and is in the best interest of the Class Members in light of all known facts and circumstances, including the risk of significant delay and uncertainty associated with litigation, various defenses asserted by Defendant, and numerous other issues. Defendant agrees not to dispute that the Settlement is fair, reasonable and adequate.
9.The Parties stipulate and agree to the certification of the Class for purposes of this Settlement only. Should, for whatever reason, the Court not grant Final Approval, the Parties’ stipulation to class certification as part of the Settlement shall become null and void ab initio and shall have no bearing on, and shall not be admissible in connection with, the issue of whether or not certification would be appropriate in a non-settlement context. Defendant expressly reserves its right and declares that it intends to oppose class certification vigorously should this Settlement not be granted Final Approval.

C.	Settlement Components
1.The Settlement in this Lawsuit shall have five components: (1) the Individual Settlement Payments; (2) the Service Payments; (3) the Fee and Expense Award; (4) the Administration Costs; and (5) the PAGA Payment. All of these components are included in the Maximum Settlement Amount and shall be deducted prior to the California Settlement Allocation and FLSA Settlement Allocation.
(a)     Payroll Taxes: The Maximum Settlement Amount does not include the Payroll Taxes, which shall be paid by Defendant separate and apart from the Maximum Settlement Amount. The Payroll Taxes will be computed by the Settlement Administrator based on the amounts paid to the Claimants. The Settlement Administrator shall be responsible for making all necessary payments and government filings in connection with such payments.
(b)     Calculation of the Individual Settlement Payments: The Settlement Administrator shall have the authority and obligation to calculate the amounts of Individual Settlement Payments in accordance with the methodology set forth in this Stipulation of Settlement and orders of the Court. The Parties recognize and agree that the claims for relief in the Lawsuit are extremely difficult to determine with any certainty for any given year, or at all, and are subject to myriad differing calculations and formulas. The Parties agree that the formula for allocating the Individual Settlement Payments to Claimants provided herein is reasonable and that the payments provided herein are designed to provide a fair settlement to such persons, in light of the uncertainties of the compensation alleged to be owed to the Class and the calculation of such amounts.
It shall be the responsibility of the Settlement Administrator to timely and properly withhold from Individual Settlement Payments payable to Claimants all applicable payroll and employment taxes, but not federal, state, and local income taxes, and to prepare and deliver the necessary tax documentation and, thereafter, to cause the appropriate deposits of withholding taxes and informational and other tax return filing to occur. Each Claimant's share of all applicable payroll and employment taxes withheld and deposited with the applicable governmental authorities in accordance with this Stipulation of Settlement shall be a part of, and paid out of, the Individual Settlement Payment to each Claimant. Each Claimant will be responsible for paying all applicable state, local, and federal income taxes on all amounts the Claimant receives pursuant to this Stipulation of Settlement.

The Parties have agreed that the Individual Settlement Payments will be calculated on the basis of the number of Individual Work Weeks, as applicable. The Individual Settlement Payments for the Claimants in the California Class will be calculated by multiplying 65% of the Net Settlement Proceeds by each California Class Member's California Percentage Share. The Individual Settlement Payments for the Claimants in the FLSA Class will be calculated by multiplying 35% of the Net Settlement Proceeds by each FLSA Class Member's FLSA Percentage Share.
The Individual Settlement Payments will be allocated as follows: 1/3 to settlement of wage claims, which will be subject to required tax withholdings; 1/3 to penalties, and 1/3 to interest which will be paid without withholding any amount. The portion allocated to wages shall be reported on an IRS Form W-2, and the portion allocated to liquidated damages, interest and statutory penalties shall be reported on an IRS Form 1099.
(c)     Allocation of Unclaimed Funds: If there are unclaimed funds due to: (1) California Class Members submitting Exclusion Letters; those unclaimed funds shall be added to the portion of the Net Settlement fund allocated to the California Class Members. If there are unclaimed funds due to (2) California Class members not cashing their checks, those unclaimed funds shall escheat to the California Industrial Relations Unclaimed Wages Fund. If there are unclaimed funds due to FLSA Class Members who did not elect to opt-in to this action pursuant to the FLSA, 29 U.S.C. §216(b) by cashing the check for the FLSA settlement award, those unclaimed funds shall escheat to the California Industrial Relations Unclaimed Wages Fund.
(d)     Service Payments: Defendant agrees not to challenge Class Counsel's request for Service Payments to the Named Plaintiffs, Edgar Viceral and David Krueger. The Service Payments will be paid in addition to the Named Plaintiffs’ Individual Settlement Payments. Should the Service Payments approved by the Court be less than the amount sought, the difference shall be added to the Net Settlement Proceeds prior to the allocations to the California Class and FLSA Class. An IRS Form 1099 will be issued to Plaintiffs Edgar Viceral and David Krueger in connection with the Service Payment.
(e)     Class Counsel's Fees and Costs: Defendant agrees not to challenge Class Counsel's request for its Fee and Expense Award. Should the Fee and Expense Award approved by the Court be less than the amount sought, the difference shall be added to the Net Settlement Proceeds prior to the allocations to the California Class and FLSA Class. A Form 1099 will be issued to Class Counsel. Payment of the Fee and Expense Award to Class Counsel shall constitute full satisfaction of any obligation to pay any amounts to any person, attorney or law firm for attorneys' fees, expenses or costs in the Lawsuit incurred by any attorney on behalf of Plaintiffs or the Class, and shall relieve Defendant and Defendant's Counsel of any other claims or liability to any other attorney or law firm for any attorneys' fees, expenses and/or costs to which any of them may claim to be entitled on behalf of Plaintiffs and/or the Class. Upon receipt of the Fee and Expense Award, Class Counsel, Plaintiff and the Class will be deemed to have released Defendant from any and all claims for fees and costs resulting from the Lawsuit.

D.	Release by the California Class.
1.Upon the Effective Date, the California Class Members (other than those who submit an Exclusion Letter) will fully release the California Class Released Claims and agree not to sue or otherwise make a claim against any of the Released Parties for the California Class Released Claims. The Individual Settlement Payments shall be paid to California Class Claimants specifically in exchange for the release of the Released Parties from the California Class Released Claims and the covenant not to sue concerning the California Class Released Claims.
2.The release of claims provided by this Stipulation of Settlement includes California Class Members' California Class Released Claims, which a California Class Member does not know or suspect to exist in his or her favor against Defendant as of the date of Final Approval. Each California Class Member, including Plaintiff, waives all rights and benefits afforded by section 1542 of the California Civil Code as to their California Class Released Claims, and does so understanding the significance of that waiver. Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

E.	Release by the FLSA Class
1.FLSA Class Members who elect to opt-in to this action pursuant to the FLSA, 29 U.S.C. §216(b) by cashing the check for the FLSA settlement award will fully release the FLSA Class Released Claims and agree not to sue or otherwise make a claim against any of the Released Parties for the FLSA Class Released Claims. The Individual Settlement Payments shall be paid to FLSA Class Claimants specifically in exchange for the release of the Released Parties from the FLSA Class Released Claims and the covenant not to sue concerning the FLSA Class Released Claims.
2.The release of claims provided by this Stipulation of Settlement includes FLSA Class Members' FLSA Class Released Claims which a FLSA Class Member does not know or suspect to exist in his or her favor against Defendant as of the date of Final Approval.
F.Release of Additional Claims & Rights by Plaintiffs
1.Upon the Effective Date, Plaintiff Edgar Viceral hereby fully releases the Released Parties from any and all claims, demands, obligations, causes of action, rights, or liabilities of any kind under local, state or federal law, which have been or could have been asserted against the Released Parties arising out of or relating to Plaintiff’s employment by Defendant and termination thereof (as applicable) and/or any other event, act, occurrence, or omission taking place on or before the date the Court grants Final Approval of this Settlement. The Parties acknowledge that the foregoing release was separately bargained for after the Parties reached agreement on the terms of the relief for the Class and is a material element of the Agreement.
2.This release specifically includes any and all claims, demands, obligations and/or causes of action for damages, restitution, penalties, interest, and attorneys' fees and costs relating to or in any way connected with the matters referred to herein, whether or not known or suspected to exist, and whether or not specifically or particularly described herein. Plaintiff Viceral expressly waives all rights and benefits afforded by California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFEC1ED HIS OR HER SETTLEMENT WITH THE DEBTOR.
3.Upon the Effective Date, Plaintiff David Krueger hereby fully releases the Released Parties from any and all claims, demands, obligations, causes of action, rights, or liabilities of any kind under local, state or federal law, which have been or could have been asserted against the Released Parties based upon the factual allegations set forth in the operative Complaint with the express and limited exception of the following claims alleged in the Krueger Individual Lawsuit against Mistras: (1) violation of California Labor Code § 970, (2) Fraud and Deceit, (3) Wrongful Discharge, (4) Breach of Contract, (5) Breach of Covenant of Good Faith and Fair Dealing, and (6) Promissory Estoppel. Pursuant to the settlement of the claims alleged in the class and collective action, Plaintiff David Krueger will release and dismiss his claim for violation of Labor Code § 201 with prejudice within two (2) business days of his Counsel’s receipt of the Service Payment.

G.	Settlement Approval Procedure
1.This Settlement Agreement will become final and effective upon occurrence of all of the following events described in this paragraph:
(a)     Execution of this Settlement Agreement by the Parties and their respective counsel of record.
(b)     For the California Class:
(1) Submission of the Settlement Agreement to the Court for preliminary approval and certification for settlement purposes only of the California Class.
(2) Entry of an order by the Court (a) granting preliminary approval of the Settlement Agreement, including conditional certification of the California Class for settlement purposes only, (b)

appointing Class Counsel; (c) appointing the Class Representatives for both the Class and Collective; and (d) appointment of the Settlement Administrator.
(3) Court approval of the form and content of the Notice Packet, advising the members of the California Class of the material terms and provisions of this Agreement, the procedure for approval thereof, and their rights with respect thereto.
(4) Filing by Class Counsel, on or before the date of the final approval hearing, the Settlement Administrator’s verification, in writing, that the Class Notice to the California Class Members has been disseminated in accordance with the Court’s order.
(5) Occurrence of the “Effective Date”.

(c)	For the FLSA Class:
(1) Submission of the Settlement Agreement to the Court for final approval of the Collective settlement at the same time as the hearing for preliminary approval of the California Class settlement.
(2) Entry of an order by the Court granting Final Approval of the Settlement Agreement as to the FLSA Class.
(3) Court approval of the form and content of the Notice Packet, advising the FLSA Class Members of the settlement to be mailed to all FLSA Class Members along with their settlement checks upon the occurrence of the Effective Date of the settlement for the California Class. If the Effective Date does not occur, then the settlement of the Collective will be null and void.
2.As soon as practicable after this Settlement Agreement has been signed by all Parties and their counsel, Class Counsel shall move the Court for preliminary approval of this Settlement Agreement as to the California Class Members, and request an order:

(a)     Preliminarily approving this Settlement as to the California Class Members as fair, reasonable, and adequate; and
(b) Finally approving this Settlement as to the FLSA Class Members as fair, reasonable, and adequate.
3.Prior to Plaintiffs’ Counsel filing a Motion for Preliminary Approval of the Settlement as to the California Class and Final Approval as to the FLSA Class, Defendant will submit to Plaintiffs’ Counsel a declaration signed by a corporate representative attesting that Mistras will use reasonable efforts to maintain legally compliant employment practices to ensure compliance with wage and hour laws.
4.Plaintiffs will request that the Court set a hearing as soon as possible to consider Preliminary Approval of the Settlement. In conjunction with such hearing, Class Counsel shall submit this Stipulation of Settlement, together with the exhibits attached hereto, and any other documents necessary to implement the Settlement.
5.Class Counsel shall provide a copy of the draft motion for preliminary approval as to the California Class and final approval as to the FLSA Class to Defendant's Counsel for review a reasonable time, but not less than three (3) Court days before filing it with the Court.
H.Notice and Claim Process.
1.Within fifteen (15) calendar days after entry of the order granting Preliminary Approval as to the California Class and Final Approval as to the FLSA Class, Defendant shall provide to the Settlement Administrator a list of all California Class and FLSA Class Members, including their name, Social Security number, last known address, telephone number, and Individual Work Weeks.

2.Within ten (10) calendar days after receiving the Class Member list from Defendant, the Settlement Administrator shall send the Notice Packet via first class mail to all California Class Members. Prior to the initial mailing, the Settlement Administrator will check the addresses provided by Defendant through the National Change of Address System.
3.If an original Notice Packet is returned as undeliverable with a forwarding address provided by the United States Postal Service, the Settlement Administrator will promptly resend a Notice Packet to that forwarding address. If an original Notice Packet is returned as undeliverable without a forwarding address, the Settlement Administrator will make reasonable efforts to locate forwarding addresses, including a skip trace, and if it obtains a more recent address, will resend a Notice Packet, along with a brief letter for California Class Members stating that the recipient of the Notice Packet has until the original deadline set forth on the Notice or seven (7) days after the re-mailing of the Notice Packet (whichever is later) to respond.
4.At least seven (7) calendar days prior to the final approval hearing, the Settlement Administrator will provide a declaration of due diligence and proof of mailing with regard to the mailing of the Notice Packet to counsel for all Parties.
5.To the extent a California Class Member or FLSA Class Member disputes the Individual Work Weeks shown in his or her Form, the Claimant may produce evidence to the Settlement Administrator establishing the dates he or she contends to have worked for Defendant. Defendant's records will be presumed determinative. The Settlement Administrator shall notify counsel for the Parties of any disputes. Defendant shall review its records and provide further information to the Settlement Administrator, as necessary. The Settlement Administrator shall resolve any disputes and notify counsel for the Parties of its decision.

6.The Settlement Administrator's determination of eligibility for any Individual Settlement Payments under the terms of this Stipulation of Settlement shall be conclusive, final and binding on all Parties and all Class Members, so long as the Settlement Administrator has first consulted with the Parties regarding any disputes or questions as to eligibility.
7.The Notice to the California Class Members shall provide that California Class Members who wish to exclude themselves from the Settlement must submit an Exclusion Letter. Any California Class Member who properly requests exclusion using this procedure will not be entitled to any payment from the Settlement and will not be bound by the Stipulation of Settlement or have any right to object, appeal or comment thereon. California Class Members who fail to submit an Exclusion Letter shall be bound by all terms of the Stipulation of Settlement and any judgment entered in the Lawsuit if the Settlement is approved by the Court.
8.If 5% or more of the California Class Members submit an Exclusion Letter, Defendant shall have the option of canceling the settlement and all actions taken in its furtherance will be null and void. Defendant must exercise this right within seven (7) calendar days after the Settlement Administrator notifies the Parties of the number of Exclusion Letters received, which the Settlement Administrator must do within two (2) business days after the Objection/Exclusion Deadline.
9.In order to object to the Settlement, a California Class Member must file his or her objection with the Court no later than the Objection/Exclusion Deadline, or seven (7) days after the re-mailing of the Notice Packet to that Class Member, whichever is later. FLSA Settlement Awards shall be paid by the Settlement Administrator to FLSA Class Members fifteen (15) days after the occurrence of the Effective Date and checks for the FLSA Class Members shall be accompanied by the FLSA Class Notice. The Settlement Administrator shall provide Class Counsel and Defendant’s Counsel with a final statement listing all FLSA Class Members and identifying the number of weeks worked by each FLSA Class Member, and the approximate Settlement award to each FLSA Class Member at least five (5) business days before the FLSA Class Notices are sent to the FLSA Class Members. Prior to the initial mailing, the Settlement Administrator will check the addresses provided by Defendant through the National Change of Address System. If an original Notice Packet is returned as undeliverable with a forwarding address provided by the United States Postal Service, the Settlement Administrator will promptly resend a Notice Packet to that forwarding address. If an original Notice Packet is returned as undeliverable without a forwarding address, the Settlement Administrator will make reasonable efforts to locate forwarding addresses, including a skip trace, and if it obtains a more recent address, will resend a Notice Packet. FLSA Class Members must elect to opt-in to this action pursuant to the FLSA, 29 U.S.C. §216(b) by cashing the check for the FLSA settlement award.

10.Defendant will provide the Settlement Administrator with sufficient funds to make all payments due to Plaintiff, Class Counsel, the LWDA, the Settlement Administrator, and the Claimants, plus any owed Payroll Taxes as soon as practicable, but no later than three (3) business days after the Effective Date.
11.The Settlement Administrator will mail or wire all required payments no later than fourteen (14) calendar days after the Effective Date. If a Claimant's check is returned to the Settlement Administrator, the Settlement Administrator will make all reasonable efforts to re-mail it to the Claimant at his or her correct address. It is expressly understood and agreed that the checks for the Individual Settlement Payments will become void and no longer available if not cashed within one hundred eighty days (180) days after mailing. Any funds from uncashed checks for Claimants shall escheat to the California Industrial Relations Unclaimed Wages Fund.
Upon completion of administration of the Settlement, the Settlement Administrator shall provide written certification of such completion to the Court, Class Counsel and Defendant's Counsel.
12.No person shall have any claim against Defendant, Defendant's Counsel, Plaintiffs, the Class, Class Counsel or the Settlement Administrator based on mailings, distributions and payments made in accordance with this Stipulation of Settlement.
I.Motion for Final Approval.
1.Plaintiff shall timely file the motion for final approval of the Settlement as to the California Class Members and request entry of the Final Approval Order and Judgment. In a reasonable time, but not less than three (3) business days prior to filing the motion for final approval of the Settlement, Class Counsel shall provide a draft of the motion to Defendant's Counsel for review.
J.No Effect on Employee Benefits.
1.The Individual Settlement Payments and the Service Payments shall not have any effect on the eligibility for, or calculation of, any employee benefits (e.g. vacation, retirement plans, etc.) of Claimants or Plaintiffs. No benefit, including but not limited to 401K benefits, shall increase or accrue as a result of any payment made as a result of this Settlement.
K.Publicity.
1.Plaintiffs and Class Counsel will keep the terms of the settlement confidential until the preliminary approval papers are filed. This shall not restrict Class Counsel from posting information on their respective firm websites to notify Class Members of the Settlement and provide them with the Notice, or communicating directly with Class Members about the Settlement.
L.Voiding the Agreement.
1.In the event of any of the following: (i) the Court does not approve the scope of the California Class Released Claims or FLSA Class Released Claims; (ii) the Court finds the Maximum Settlement Amount is insufficient to warrant approval; or (iii) 5% or more of the California Class Members submit an Exclusion Letter, Defendant may elect to reject this Settlement and the Stipulation of Settlement shall be null and void ab initio and any order or judgment entered by the Court in furtherance of this Settlement shall be treated as withdrawn or vacated by stipulation of the Parties. In such case, the Class Members and Defendant shall be returned to their respective statuses as of the date immediately prior to the execution of this Stipulation of Settlement. In the event an appeal is filed from the Final Approval Order and Judgment, or any other appellate review is sought prior to the Effective Date, administration of the Settlement shall be stayed pending final resolution of the appeal or other appellate review.
M.Parties' Authority.
1.The signatories hereto represent that they are fully authorized to enter into this Stipulation of Settlement and bind the Parties to the terms and conditions hereof.

N.	Mutual Full Cooperation.
1.The Parties and their counsel agree to fully cooperate with each other to accomplish the terms of this Stipulation of Settlement, including but not limited to, execution of such documents and to take such other action as may reasonably be necessary to implement the terms of this Stipulation of Settlement. The Parties to this

Stipulation of Settlement shall use their best efforts, including all efforts contemplated by this Stipulation of Settlement and any other efforts that may become necessary by order of the Court, or otherwise, to effectuate this Stipulation of Settlement and the terms set forth herein. In the event the Parties are unable to reach agreement on the form or content of any document needed to implement the Settlement, or on any supplemental provisions or actions that may become necessary to effectuate the terms of this Stipulation of Settlement, the Parties shall seek the assistance of the Court or the Mediator to resolve such disagreement.
O.No Prior Assignments.
1.The Parties hereto represent, covenant, and warrant that they have not directly or indirectly assigned, transferred, encumbered, or purported to assign, transfer, or encumber to any person or entity any portion of any liability, claim, demand, action, cause of action or rights released and discharged by this Stipulation of Settlement.
P.No Admission.
1.Nothing contained herein, nor the consummation of this Stipulation of Settlement, is to be construed or deemed an admission of liability, culpability, negligence, or wrongdoing on the part of Defendant or any of the other Released Parties. Each of the Parties hereto has entered into this Stipulation of Settlement with the intention of avoiding further disputes and litigation with the attendant risk, inconvenience and expenses. This Stipulation of Settlement is a settlement document and shall, pursuant to California Evidence Code § 1152 and/or Federal Rule of Evidence 408 and/or any other similar law, be inadmissible as evidence in any proceeding, except an action or proceeding to approve the settlement, and/or interpret or enforce this Stipulation of Settlement.
Q.Construction.
1.The Parties hereto agree that the terms and conditions of this Stipulation of Settlement are the result of lengthy, intensive arms' length negotiations between the Parties and that this Stipulation of Settlement shall not be construed in favor of or against any of the Parties by reason of the extent to which any Party or his or its counsel participated in the drafting of this Stipulation of Settlement.
R.Jurisdiction of the Court.
1.Except for those matters to be resolved by the Mediator or the Settlement Administrator as expressly stated, any dispute regarding the interpretation or validity of or otherwise arising out of this Stipulation of Settlement, or relating to the Lawsuit or the Class Released Claims, shall be subject to the exclusive jurisdiction of the Court, and the Plaintiffs, Class Members, and Defendant agree to submit to the personal and exclusive jurisdiction of the Court. The Court shall retain jurisdiction solely with respect to the interpretation, implementation and enforcement of the terms of this Stipulation of Settlement and all orders and judgments entered in connection therewith, and the Parties and their counsel submit to the jurisdiction of the Court for purposes of interpreting, implementing and enforcing the settlement embodied in this Stipulation of Settlement and all orders and judgments entered in connection therewith.

S.	California Law Governs.
1.All terms of this Stipulation of Settlement and the exhibits hereto shall be governed by and interpreted according to the laws of the State of California, regardless of its conflict of laws.
T.Invalidity of Any Provision.
1.The Parties request that before declaring any provision of this Stipulation of Settlement invalid, the Court shall first attempt to construe all provisions valid to the fullest extent possible consistent with applicable precedents.
U.Headings.
1.The headings contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Stipulation of Settlement or any provision hereof.
V.Exhibits.
1.The terms of this Stipulation of Settlement include the terms set forth herein and the attached Exhibits 1-2, which are incorporated by this reference as though fully set forth herein. Any exhibits to this Stipulation of Settlement are an integral part of the Settlement.
W.Amendment or Modification.
1.This Stipulation of Settlement may be amended or modified only by a written instrument signed by counsel for all Parties or their successors-in-interest.

X.Entire Agreement.
1.This Stipulation of Settlement, including Exhibits 1-2 attached hereto, contains the entire agreement between Plaintiffs and Defendant relating to the Settlement and transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations, and statements, whether oral or written and whether by a party or such party's legal counsel, are merged herein. No rights hereunder may be waived except in writing.
Y.Binding On Assigns.
1.This Stipulation of Settlement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, trustees, executors, administrators, successors and assigns.
Z.No Solicitation re: Claims, Objections, Exclusions or Appeals.
1.The Parties and their counsel shall not solicit or otherwise encourage Class Members to submit written objections to the Settlement, to request exclusion or to appeal from the Court's Final Approval Order and Judgment.
AA.Interim Stay of Proceedings.
1.The Parties agree to hold in abeyance all proceedings in the Lawsuit, except such proceedings necessary to implement and complete the Settlement, pending the final approval hearing to be conducted by the Court.

AB.	Counterparts.
1.This Stipulation of Settlement may be executed in counterparts, and when each of the Parties has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one fully-signed Stipulation of Settlement, which shall be binding upon and effective as to all Parties.
AC.Plaintiff’s Agreement to be Bound
1.By signing this Stipulation of Settlement, Plaintiffs agree to be bound by the terms herein. If any of the Plaintiffs object to or opt-out of the Settlement, Defendant will have the option at its discretion of rejecting the Settlement in its entirety.